                                                                    EXHIBIT 99.1

                           IPCELL TECHNOLOGIES, INC.
                             1999 STOCK OPTION PLAN

                                     PURPOSE

        IPCell Technologies, Inc. (the "Company") adopts this IPCell Technologies, Inc. 1999 Stock Option Plan (the "Plan") to attract and retain key employees, key consultants, and Outside Directors of the Company and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options or Nonqualified Stock Options which will:

                (a) increase the interest of such employees, consultants, and Outside Directors in the Company's welfare;

                (b) furnish an incentive to such persons to continue their services for the Company; and

                (c) provide a means through which the Company may attract able persons to enter its employ.

                                    ARTICLE I
                                   DEFINITIONS

        For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

        "AFFILIATE" has the meaning set forth under Rule 405 promulgated under the Securities Act of 1933.

        "BOARD" means the board of directors of the Company.

        "CAUSE" means (i) acts of fraud or dishonesty in the course of employment, (ii) violations of law causing material harm to the Company, (iii) substance abuse causing harm to the Company or impairing performance, (iv) conviction of a felony involving moral turpitude, or (v) insubordination, dereliction of duties, habitual absenteeism, or material failure to follow reasonable Company instructions after (solely in the case of this clause (v)) notice to Participant and Participant's failure to correct same within the time period specified in the notice, which time period shall be not less than ten
(10) business days.

        "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

        "COMMON STOCK" means the common stock which the Company is currently authorized to issue or may in the future be authorized to issue.

        "COMPANY" means IPCell Technologies, Inc., a Texas corporation.

        "DATE OF GRANT" means the effective date on which a Stock Option is awarded to a Participant as set forth in the Stock Option Agreement.

        "DISABILITY" means total and permanent disability or the equivalent thereof as defined in the Company's long-term disability plan for which the Participant is eligible or, if the Participant is not eligible to participate in any such plan, total and permanent disability as defined in Section 22(e) of the Code.

        "ELIGIBLE PARTICIPANT" shall have the meaning set forth in Section 5.1 hereof.

        "FAIR MARKET VALUE" means the most recent valuation of Common Stock as determined by the Board in good faith. The Board may in its discretion appoint an Independent Third Party to determine the Fair Market Value. As of any Valuation Date The date as of which any valuation is performed is the "Valuation Date" of that valuation. A valuation shall be performed at least annually, and if the Valuation Date of the most recent valuation is more than 12 months prior to the event for which the Fair Market Value of the Common Stock must be determined, a valuation shall be performed as of a date which is no earlier than the end of the most recently completed calendar quarter. In addition, the Company may, at any time, require a new valuation to be performed as of a Valuation Date which is no earlier than the end of the most recently completed calendar quarter, and such new valuation shall apply to all events occurring after the end of such Valuation Date. The Fair Market Value of the Common Stock shall be determined by applying all appropriate discounts, including minority interest and lack of marketability.

        "INCENTIVE STOCK OPTION" means an option to purchase shares of Common Stock granted to an Eligible Participant pursuant to Article V and which is intended to qualify as an incentive stock option under Section 422 of the Code.

        "INDEPENDENT THIRD PARTY" means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Company's independent accountants shall be deemed to satisfy the criteria for an Independent Third Party if selected by the Board for that purpose. The Board may utilize one or more Independent Third Parties.

        "LIQUIDITY EVENT" means the occurrence of any of the following events:
(a) the consummation of the Company's Public Offering; (b) the consummation or effectiveness of a sale of all or substantially all of the Company's assets to any other corporation or business entity (excluding any such transaction with an Affiliate of the Company provided that such Affiliate assumes the obligations of the Company under this Plan); or (c) an event or series of related events including, without limitation, mergers, consolidations, share exchanges, sales of shares, share repurchases or public offerings, the result of which is the disposition to any entity, other than to an Affiliate that assumes the obligations of the Company under this Plan, of shares representing a majority of the voting power of the capital stock of the Company entitled to vote generally in the election of directors of the Company outstanding immediately prior to the effectiveness of such disposition.

        "NONQUALIFIED STOCK OPTION" means an option to purchase shares of Common Stock granted to a Participant pursuant to Article IV and which is not intended to qualify as an incentive stock option under Section 422 of the Code.

        "OUTSIDE DIRECTOR" means any member of the Board who is not an employee of the Company or any Subsidiary.

        "PARTICIPANT" means any employee, consultant, or Outside Director of the Company or any Subsidiary of the Company who is, or who is proposed to be, a recipient of a Stock Option.

        "PLAN" means the IPCell Technologies, Inc. 1999 Stock Option Plan, as amended from time to time.

        "PUBLIC OFFERING" means consummation of one or a series of firmly underwritten public offerings by the Company, pursuant to registration statements filed by the Company with the Securities and Exchange Commission, resulting in gross proceeds to the Company of at least $15,000,000.

        "RETIREMENT" means the Participant's Termination of Service upon or after the Participant attaining the age of 65

        "SPREAD" shall have the meaning set forth in Article XII hereof.

        "STOCK DIVIDEND" means a dividend or other distribution declared on the shares of Common Stock payable in (i) capital stock of the Company or any Subsidiary of the Company, or (ii) rights, options or warrants to receive or purchase capital stock of the Company or any Subsidiary of the Company, or (iii) securities convertible into or exchangeable for capital stock of the Company or any Subsidiary of the Company, or (iv) any capital stock received upon the exercise of, or with respect to, the foregoing.

        "STOCK OPTION" shall mean an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

        "STOCK OPTION AGREEMENT" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Stock Option.

        "SUBSIDIARY" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Stock Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

        "TERMINATION" or "TERMINATION OF SERVICE" occurs when a Participant who is an employee, consultant, or Outside Director of the Company or any Subsidiary shall cease to serve as an employee, consultant, or Outside Director of the Company and all of its Subsidiaries, for any reason.

        "TRANSFER" shall mean any direct or indirect sale, assignment, gift, devise, pledge, hypothecation or other encumbrance, or any other disposition of Common Stock (or any interest in or voting power of Shares) either voluntarily or by operation of law.

                                   ARTICLE II
                                 ADMINISTRATION

        Subject to the terms of this Article II, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the "Committee"). The Committee shall consist of at least two members. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

        The Board shall select one of its members to act as the Chairman of the Committee, and the Committee shall make such rules and regulations for its operation as it deems appropriate. A majority of the Committee shall constitute a quorum, and the actions of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the actions of the Committee. Subject to the terms hereof, the Committee shall have exclusive power to:

        a. Designate, from time to time, the particular key employees, key consultants, and Outside Directors of the Company to whom Stock Options will be granted;

        b.      Designate the time or times when Stock Options will be granted;

        c. Determine the number of shares of Common Stock subject to issuance pursuant to any Stock Option award, and all of the terms, conditions, restrictions and limitations, if any, of an award of Stock Options, including the time and conditions of exercise or vesting;

        d. Accelerate the vesting or exercise of any Stock Options when such actions would be in the best interests of the Company;

        e. Interpret the Plan, prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan; and

        f. Make such other determinations and take such other action as it deems necessary or advisable in connection with the foregoing.

        The Committee shall have full authority and responsibility to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Stock Options issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Except as provided below, any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties, including the Company and all Participants. The Committee may delegate to the President of the Company and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish. In the event that the Board does not appoint a Committee, then the Board shall administer this Plan, and unless and until a Committee is so appointed, all references in this Plan to the "Committee" shall be construed to mean, except where the context otherwise requires, the Board.

                                   ARTICLE III
                           SHARES SUBJECT TO THE PLAN

        Subject to the provisions of Articles XI and XII of the Plan, the maximum number of shares of Common Stock issuable pursuant to the exercise of Stock Options granted under the Plan shall be 1,146,000 shares of Common Stock. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance pursuant to this Plan. Shares of Common Stock subject to Stock Options that (i) are forfeited or terminated, (ii) expire unexercised,
(iii) are settled in cash in lieu of Common Stock, or (iv) are exchanged for Common Stock owned by the Participant upon exercise of a Stock Option, shall immediately become available for the subsequent granting of Stock Options; provided, however, that in no event shall more than 1,146,000 shares of Common Stock issued under this Plan be issued subject to an Incentive Stock Option. Shares to be distributed and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury.

                                   ARTICLE IV
                               Stock Option Grants

        4.1 Eligibility. The Committee shall, from time to time, select the particular key employees, key consultants, and Outside Directors of the Company and its Subsidiaries to whom the Stock Options are to be granted in recognition of each such Participant's contribution to the Company's or a Subsidiary's success.

        4.2 Grant of Stock Options. All grants of Stock Options under this
Article IV shall be awarded by the Committee. Each grant of Stock Options shall be evidenced by a Stock Option Agreement setting forth the total number of shares subject to the Stock Option, the option exercise price, the term of the Stock Option, the vesting schedule, and such other terms and provisions as are approved by the Committee, but, except to the extent permitted herein, are not inconsistent with the Plan. In the case of an Incentive Stock Option, the Stock Option Agreement shall also include provisions that may be necessary to assure that the option is an incentive stock option under the Code. The Company shall execute Stock Option Agreements upon instructions from the Committee.

        4.3 Exercise Price. The exercise price for a Nonqualified Stock Option shall be no less than ten percent (10%) of the Fair Market Value per share of the Common Stock on the Date of Grant. The exercise price for an Incentive Stock Option shall be determined by the Committee and shall be an amount not less than the Fair Market Value per share of the Common Stock on the Date of Grant. Notwithstanding anything to the contrary contained in this Section 4.3, the exercise price of each Stock Option granted pursuant to the Plan shall not be less than the par value per share of the Common Stock.

        4.4 Option Period. The option period will begin and terminate on the respective dates specified by the Committee, but may not terminate later than ten years from the Date of Grant.

No Stock Option granted under the Plan may be exercised at any time after the expiration of its option period. The Committee may provide for the vesting and exercise of Stock Options in installments and upon such terms, conditions and restrictions as it may determine.

                                    ARTICLE V
                        LIMITS ON INCENTIVE STOCK OPTIONS

        5.1 Option Period. Notwithstanding the provisions of Section 4.4 hereof, if a Participant eligible to receive a grant of an Incentive Stock Option under
Section 422 of the Code (an "Eligible Participant") owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any Subsidiary of the Company) and an Incentive Stock Option is granted to such Eligible Participant, the option period term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five years from the Date of Grant. In addition, the option price of any such Incentive Stock Option granted to any such Eligible Participant owning more than 10% of the combined voting power of all classes of stock of the Company (or any Subsidiary of the Company) shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

        5.2 Limitation on Exercises of Shares Subject to Incentive Stock Options. To the extent required by the Code for incentive stock options, the exercise of Incentive Stock Options granted under the Plan shall be subject to the $100,000 calendar year limit as set forth in Section 422(d) of the Code; to the extent that any grant exceeds such $100,000 calendar year limit, the portion of such granted Stock Option shall be deemed a Nonqualified Stock Option.

        5.3 Disqualifying Disposition. If Common Stock acquired upon exercise of an Incentive Stock Option is disposed of by an Eligible Participant prior to the expiration of either two years from the Date of Grant of such Stock Option or one year from the transfer of shares to such Eligible Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Eligible Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by an Eligible Participant shall not affect the status of any other Stock Option granted under the Plan as an incentive stock option within the meaning of Section 422 of the Code.

        5.4 Termination. Notwithstanding the provisions of Article VIII, the option period of an Eligible Participant's Incentive Stock Options shall terminate no later than ninety (90) days after such Participant's Termination of Service with the Company and its Subsidiaries; provided that if such service terminates by reason of the death or Disability of the Participant, then the option period of such Participant's Incentive Stock Options shall terminate no later than twelve (12) months after such termination by reason of death or Disability.

                                   ARTICLE VI
                   EXERCISE OF STOCK OPTIONS; RESTRICTED STOCK

        6.1 Exercise of Options.

                (a) Stock Options granted to Participants shall be exercisable in accordance with the terms of the applicable Stock Option Agreement that are not inconsistent with the Plan.

                (b) A Stock Option may be exercised solely by the Participant during his lifetime, by the Participant's guardian if the Participant is incapacitated as a result of a Disability, or after the Participant's death by the person or persons entitled thereto under his will or the laws of descent and distribution. In the event that such a person exercises a Stock Option, all rights, responsibilities, conditions, limitations or restrictions that would be applicable to the Participant shall be applicable to the person exercising the Stock Option.

                (c) The purchase price of the shares as to which a Stock Option is exercised shall be paid in full at the time of the exercise. The full purchase price of shares purchased shall be paid upon exercise of the Stock Option in cash, by the delivery of shares of Common Stock previously owned by the Participant, or in any other manner which the Committee may in its discretion approve or authorize, in the amount of the full purchase price of the shares purchased.

                (d) No holder of a Stock Option shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares subject to any Stock Option unless and until certificates evidencing such shares shall have been issued by the Company to such holder.

        6.2 Restricted Stock. In the event that a Participant exercises a Stock Option prior to a Public Offering, the following restrictions and conditions will apply to the shares of Common Stock (the "Restricted Stock") issued to the Participant upon such exercise:

                (a) Restriction Period. Except as otherwise provided in the Plan, the restrictions place on the Restricted Stock, and any Stock Dividend paid on or with respect to such Restricted Stock (which shall also be deemed Restricted Stock), under this Article VI shall continue from the date of exercise to the date of a Public Offering (such period of restriction being referred to herein as the "Restriction Period").

                (b) Rights with Respect to Restricted Stock. During the Restriction Period, the Participant shall have the right to receive any dividends on his or her Restricted Stock (and any Stock Dividends paid on such Restricted Stock), but the Participant shall not have the right to vote any Restricted Stock or Stock Dividends paid on such shares. Contemporaneous with the exercise of any Stock Option, the Participant shall also be required to execute an irrevocable proxy with respect to all such shares exercised thereunder designating the Committee to vote such shares on all issues. Each Participant who is to receive Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, registered in the name of the Participant, which shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock, to read substantially in the following form:

                "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions of the IPCell Technologies, Inc. 1999 Stock Option Plan. A copy of such Plan is on file in the primary offices of IPCell Technologies, Inc."

        Upon receipt of the stock certificate or certificates representing the Restricted Stock, the Participant shall endorse such certificates or certificates in blank or execute stock powers in form satisfactory to the Company in blank and deliver such certificate or certificates and executed stock powers to the Company.

                (c) Right of First Refusal.

                        (i) Voluntary Transfer. Prior to any voluntary Transfer of any shares of Restricted Stock during a Participant's lifetime, the Participant shall first give written notice to the Company of his intention to Transfer all or a portion of his shares of Restricted Stock. If the proposed Transfer is a purchase, the notice shall contain a conformed copy of the proposed transferee's offer to purchase and shall describe the number of shares of Restricted Stock involved, the price per share, the terms and consideration of payment, and the name of the proposed transferee. The Participant's written notice of proposed Transfer shall constitute an offer, irrevocable for sixty (60) days, to sell the offered shares of Restricted Stock in whole or in part to the Company. For a period of sixty (60) days after the Company receives the written notice of proposed Transfer, the Company shall have the right to elect to purchase all or any portion of the offered shares of Restricted Stock at the price described in the notice. If the Company desires to accept in whole or in part the offer to sell, the Company shall signify acceptance and the number of shares of Restricted Stock to be purchased by written notice to the Participant within the sixty
                        (60) day option period. If the Company fails to notify the Participant of its election or if the Company's notice to the Participant shall specify for purchase less than the whole number of shares of Restricted Stock offered by the Participant, the offer by the Participant to the Company to the extent not accepted shall lapse sixty (60) days after the Company receives the written notice of proposed Transfer.

                        (ii) Involuntary Transfer. Whenever a Participant has any notice or knowledge of any attempted, impending or consummated involuntary Transfer, or lien or charge upon any of his shares of Restricted Stock, whether by operation of law or otherwise, he shall give immediate written notice to the Company. Whenever the Company has notice or knowledge of any such attempted, impending or consummated involuntary Transfer, lien or charge, it shall give written notice to the Participant. In either case, the Participant agrees to immediately disclose to the Company all pertinent information in his possession relating to the Transfer. If any share of Restricted Stock is subjected to an involuntary Transfer, lien or charge, the Company shall at all times have the immediate and continuing option to purchase the shares of Restricted Stock upon notice by the Company to the Participant or other record holder at the Fair Market Value as of the date of such purchase. Any shares of Restricted Stock so purchased shall in every case be free and clear of the Transfer, lien or charge. The purchase price shall first be paid directly to the holder of the encumbrance on the shares of Restricted Stock in an amount sufficient to discharge the obligation underlying, and release, the encumbrance. The balance of the purchase price, if any, shall be paid to the selling Participant.

                        (iii) Transfers in Bankruptcy. If a Participant is the named debtor in bankruptcy or receivership proceedings and a Transfer of shares of Restricted Stock is proposed or directed, the Company shall have a right of first refusal to purchase the named debtor Participant's shares of Restricted Stock to the same extent as if that Transfer constituted an offer to purchase shares of Restricted Stock under Section 6.2(c)(i), and the provisions of Section 6.2(c)(i) shall accordingly control the exercise of this right of first refusal.

                        (iv) Rights in Transferred Shares. If the Company fails to purchase the Restricted Stock subject to a Transfer,
                        (i) such Restricted Stock shall remain subject to the restrictions set forth in this Section 6.2 (the term "Participant" being deemed to apply to the transferee and any subsequent transferee) and (ii) the Company may at any time after the Transfer, upon notice to the transferee or any subsequent transferee, purchase the transferred Restricted Stock at the Fair Market Value as of the date of such purchase.

                        (v) Subject to Stockholders' Agreement. The Company may expressly provide in any Participant's Stock Option Agreement that the right of first refusal granted to the Company in this Section 6.2 shall be superseded and supplanted by any right of first refusal set forth in any stockholders', shareholders', or other similar agreement that is applicable to such Participant.

                (d) Call. The Company shall have the right at any time to purchase from the Participant for cash any and all shares of Restricted Stock acquired pursuant to the exercise of a Stock Option at the Fair Market Value of such shares as of the date of purchase.

                (e) Payment of Purchase Price for Restricted Stock. The payment of the aggregate purchase price of the Restricted Stock contemplated by Section 6.2(c) or Section 6.2(d) shall be paid in cash (including the fair market value of any noncash consideration to be paid in the proposed Transfer, as determined in good faith by the Board), by a promissory note of the Company, or both, with any such promissory note to be paid within three years of the date of notice of the Transfer of the Restricted Stock. The promissory note shall provide for equal annual principal payments plus accrued interest at the applicable federal rate for the month in which such promissory note is executed.

                (f) Bring-Along. The Board may, upon the occurrence of an event specified in clause (b) or (c) of the definition of a Liquidity Event contained herein, require the Participant to sell any or all shares of Restricted Stock acquired pursuant to the exercise of a Stock Option (whether or not exercised pursuant to such Liquidity Event) to any entity to which shares of Restricted Stock are transferred pursuant to such Liquidity Event on the same terms and conditions applicable to the shares affected, changed or receiving consideration in the Liquidity Event.

                                   ARTICLE VII
                             TERMINATION OF SERVICE

        Upon the Termination of Service of a Participant for any reason, the specific Stock Option Agreement shall govern the treatment of any unexercised Stock Options. In the event of such a Termination, the Committee may, in its discretion, provide for the extension of the exercisability of a Stock Option for any period that is not beyond the applicable expiration date thereof, accelerate the vesting or exercisability of a Stock Option, eliminate or make less restrictive any restrictions contained in a Stock Option, waive any restriction or other provision of this Plan or a Stock Option or otherwise amend or modify the Stock Option in any manner that is either (a) not adverse to such Participant or (b) consented to by such Participant.

        Notwithstanding the foregoing, an individual grant of a Stock Option to a Participant under the Plan may provide, pursuant to the terms of the particular Stock Option Agreement, more restrictive terms than those contained in this Plan concerning any exercise of such Stock Option with respect to any Termination of Service by such Participant.

                                  ARTICLE VIII
                           AMENDMENT OR DISCONTINUANCE

        Subject to the limitations set forth in this Article VIII, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part. In the event of any amendment to the Plan, the holder of any Stock Option outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Stock Option Agreement relating thereto within such reasonable time as the Committee shall specify in such request. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article VIII shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Stock Options theretofore granted under the Plan without the consent of the affected Participant.

                                   ARTICLE IX
                               EFFECT OF THE PLAN

        Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any employee, consultant, or Outside Director any right to be granted a Stock

Option or to purchase or receive Common Stock of the Company or any other rights except as may be evidenced by a Stock Option Agreement, or any amendment thereto, duly authorized by and executed on behalf of the Company and then only to the extent of and upon and subject to the terms and conditions expressly set forth therein.

                                    ARTICLE X
                                      TERM

        The Plan shall be submitted to the Company's stockholders for their approval. Unless sooner terminated by action of the Board, the Plan will terminate on July 15, 2009. Stock Options under the Plan may not be granted after that date, but Stock Options granted before that date will continue to be effective in accordance with their terms and conditions.

                                   ARTICLE XI
                               CAPITAL ADJUSTMENTS

        If at any time while the Plan is in effect or unexercised Stock Options are outstanding there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a Stock Dividend or through any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, then and in such event:

                        (i) An appropriate adjustment shall be made in the
                maximum number of shares of Common Stock then subject to being awarded under grants pursuant to the Plan, to the end that the same proportion of the Company's issued and outstanding shares of Common Stock shall continue to be subject to being so awarded; and

                        (ii) Appropriate adjustments shall be made in the number
                of shares of Common Stock and the exercise price per share thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company's issued and outstanding shares of Common Stock in each instance shall remain subject to purchase at the same aggregate exercise price.

        Any fractional shares resulting from any adjustment made pursuant to this Article XI shall be eliminated for the purposes of such adjustment. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan.

                                   ARTICLE XII
                   RECAPITALIZATION, MERGER AND CONSOLIDATION

                (a) The existence of this Plan and Stock Options granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                (b) Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any outstanding Stock Option granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Stock Option would have been entitled.

                (c) In the event of any reorganization, merger or consolidation pursuant to which the Company is not the surviving or resulting corporation, or of any proposed sale of substantially all of the assets of the Company, there may be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Stock Option that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving or consolidated company which were distributed or distributable to the stockholders of the Company in respect of each share of Common Stock held by them, such outstanding Stock Options to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms. Notwithstanding the foregoing, however, the Board, in its sole discretion, may cancel all such Stock Options as of the effective date of any such reorganization, merger or consolidation, or of any such proposed sale of substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, and either:

                        (i) give notice to each holder thereof or his personal
                representative of its intention to cancel such Stock Options and permit the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares subject to such outstanding Stock Options, including shares as to which such Stock Options would not otherwise be exercisable; or

                        (ii) pay the holder thereof an amount equal to a
                reasonable estimate of an amount (hereinafter the "Spread") equal to the difference between the net amount per share payable in such transaction or as a result of such transaction, less the exercise price of such Stock Options. In estimating the Spread, appropriate adjustments to give effect to the existence of the Stock Options shall be made, such as deeming the Stock Options to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Options as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

                (d) Notwithstanding sub-Section (c) above of this Article XII, in case the Company shall, at any time while any Stock Option under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property or (ii) dissolve, liquidate, or wind up its affairs, then, provided that the Board so determines in its sole discretion, each Participant may thereafter receive upon exercise hereof (in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive) the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. In the event that the Company shall, at any time prior to the expiration of any Stock Option, make any partial distribution of its assets in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of retained earnings or earned surplus and designated as such), then in such event the exercise prices then in effect with respect to each option shall be reduced, as of the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company's Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution; provided, that in no event shall any adjustment of exercise prices in accordance with the terms of the Plan result in any exercise prices being reduced below the par value per share of the Common Stock.

                (e) Upon the occurrence of each event requiring an adjustment of the exercise price and/or the number of shares purchasable pursuant to Stock Options granted pursuant to the terms of this Plan, the Company shall mail forthwith to each Participant a copy of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant, except as to any Participant who contests such computation by written notice to the Company within thirty (30) days after receipt thereof by such Participant.

                                  ARTICLE XIII
     OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS

Stock Options may be granted under the Plan from time to time in substitution for such stock options held by employees, consultants, or outside directors of a corporation who become or are about to become employees, consultants, or outside directors of the Company or a Subsidiary as the result of a merger or consolidation of such corporation with the Company or a Subsidiary or the acquisition by either of the foregoing of stock of such corporation as the result of which it becomes a Subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

        14.1 Exercise of Stock Options. Notwithstanding anything to the contrary contained herein, Stock Options may not be exercised, nor may shares be issued pursuant to a Stock Option, if any necessary listing of the shares on a stock exchange or any registration under state or federal securities laws required under the circumstances has not been accomplished.

        14.2 Assignability. Except as otherwise provided herein or as provided in the Stock Option Agreement, no Stock Option granted under this Plan shall be assignable or otherwise transferable by the Participant (or his or her authorized legal representative) during the Participant's lifetime and, after the death of the Participant, other than by will or the laws of descent and distribution; and any attempted assignment or transfer in violation of this
Section 14.2 shall be null and void. Upon the Participant's death, the personal representative or other person entitled to succeed to the rights of the Participant (the "Successor Participant") may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Stock Option under the Participant's will or under the applicable laws of descent and distribution. A Successor Participant shall be subject to the same restrictions to which a Participant is subject.

        14.3 Investment Intent. The Company may require that there be presented to and filed with it by any Participant(s) under the Plan, such evidence as it may deem necessary to establish that the Stock Options granted or the shares of Common Stock to be purchased or transferred are being acquired for investment purposes and not with a view to their distribution.

        14.4 No Right to Continue Employment. This Plan does not constitute a contract of employment. Nothing in the Plan or in any Stock Option confers upon any employee the right to continue in the employ of the Company or interferes with or restricts in any way the right of the Company to discharge any employee at any time (subject to any contract rights of such employee).

        14.5 No Right to Continue Directorship. Nothing in the Plan or in any Stock Option confers upon any Outside Director the right to continue as a member of the Board or interferes with or restricts in any way the right of the Company to remove any Outside Director at any time.

        14.6 No Right to Continue as Consultant. Nothing in the Plan or in any Stock Option confers upon any consultant the right to continue as a consultant of the Company or to interfere with or restrict in any way the right of the Company to terminate such consultant from serving as a consultant to the Company (subject to any rights the consultant may have under a separate agreement with the Company).

        14.7 Tax Requirements. Any employee who exercises any Stock Option shall be required to pay the Company the amount of all taxes which the Company is required to withhold as a result of the exercise of the Stock Option. The Participant's obligation to pay such taxes may be satisfied by the following, or any combination thereof: (i) the delivery of cash to the Company in an amount necessary to satisfy the required tax withholding obligation of the Company and/or (ii) the actual delivery by the exercising Participant to the Company of shares of Common Stock which the Participant owns and/or the Company's withholding of a number of shares to be delivered upon the exercise of the Stock Option), which shares so delivered or withheld have an aggregate Fair Market Value which equals or exceeds (if necessary to avoid the issuance of fractional shares) the required tax withholding payment. Any such withholding payments with respect to the exercise of a Nonqualified Stock Option made by a Participant in cash or by actual delivery of shares of Common Stock shall be required to be made within thirty
(30) days after the delivery to the Participant of any certificate representing the shares of Common Stock acquired upon exercise of the Stock Option.

        14.8 Indemnification of Board and Committee. No current or previous member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all such members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

        14.9 Restrictions. This Plan, and the granting and exercise of Stock Options hereunder, and the obligation of the Company to sell and deliver Common Stock under such Stock Options, shall be subject to all applicable foreign and United States laws, rules and regulations, and to such approvals on the part of any governmental agencies or stock exchanges or transaction reporting systems as may be required. No Common Stock or other form of payment shall be issued with respect to any Stock Option unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws and the requirements of any regulatory authority having jurisdiction over the securities of the Company. Unless the Stock Options and Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising a Stock Option under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof. If any provision of this Plan is found not to be in compliance with such rules, such provision shall be null and void to the extent required to permit this Plan to comply with such rules. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or quoted, and any applicable federal, foreign and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

        14.10 Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

                                   ARTICLE XV
                                 EFFECTIVE DATE

The effective date of the Plan shall be July 15, 1999, subject to approval and adoption by the stockholders of the Company. Following such approval, the Plan will continue in effect until the expiration of its term or until earlier terminated, amended, or suspended in accordance with the terms hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the ____ day of ___________, 1999, pursuant to prior action taken by the Board.

                                            IPCELL TECHNOLOGIES, INC.

                                            By:
                                               ---------------------------------
                                               President


Attest:


---------------------------------
Secretary